Exhibit 10.1

EXECUTION COPY

RETENTION AND CONSULTING AGREEMENT

THIS RETENTION AND CONSULTING AGREEMENT, dated as of November 16, 2017 (this “Agreement”), is made and entered into by and between Community Bank (the “Bank”), a Pennsylvania commercial bank and a wholly-owned subsidiary of CB Financial Services, Inc., a Pennsylvania corporation (“CB”), and William G. Petroplus (“Executive”).

WHEREAS, as of the date of this Agreement, Executive is the President and Chief Executive Officer of First West Virginia Bancorp, Inc., a West Virginia corporation (“First West Virginia”), and its wholly-owned subsidiary, Progressive Bank, N.A., a national association (“Progressive Bank”); and

WHEREAS, concurrently herewith, CB and First West Virginia have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which First West Virginia will be merged with and into CB, with CB as the surviving entity, and Progressive Bank will be merged with and into the Bank, with the Bank as the surviving entity (collectively, the “Merger”); and

WHEREAS, Executive has invaluable knowledge and expertise regarding the business and market area of First West Virginia and Progressive Bank, and the Bank will be expanding its footprint into Progressive Bank’s market area as a result of the Merger; and

WHEREAS, due to Executive’s knowledge and expertise, the Bank wishes to have the cooperation of, and access to, Executive’s services following the Effective Time of the Merger (as defined in the Merger Agreement and referred to herein as the “Effective Time”); and

WHEREAS, as an inducement to CB entering into the Merger Agreement, and as part of the transactions contemplated by the Merger Agreement, Executive has agreed in exchange for the consideration described hereunder, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

Section 1.    Termination of Employment. As of the Effective Time, Executive’s employment relationship with First West Virginia and Progressive Bank shall cease without any further action by Executive, First West Virginia, Progressive Bank or others.

Section 2.    Closing Payments. On the later of: (1) the Effective Time; or (2) the first day immediately following the expiration of the Revocation Period (as defined in the Release (as defined herein)), Executive shall receive the following payments, subject to the terms and conditions described in this Agreement:

(a)    Retention Bonus Payment. The Bank (or Progressive Bank, as directed by the Bank) shall pay Executive a lump sum cash payment equal to $100,000 (the “Retention Bonus Payment”) in consideration of Executive’s continued employment as President and Chief Executive Officer of First West Virginia and Progressive Bank until the Effective Time.

(b)    Non-Compete Payment. The Bank (or Progressive Bank, as directed by the Bank) shall pay Executive a lump sum cash payment equal to $100,000 (the “Non-Compete Payment”) in consideration for Executive’s compliance with the restrictive covenants set forth in Section 4 of this Agreement.

(c)    Release. Notwithstanding the foregoing, Executive shall not be entitled to any payment under this Section 2 unless and until Executive signs and delivers to the Bank a release agreement, substantially in the form of Exhibit A attached hereto (the “Release”), prior to the Effective Time.

Section 3.    Consultant.

(a)    Consulting Period. Executive shall render the Services (as defined below) for the period beginning on the Effective Time and ending twelve (12) months immediately following the Effective Time, unless earlier terminated in accordance with Section 3(f) (the “Consulting Period”).

(b)    Services. During the Consulting Period, Executive shall provide general advisory services as reasonably requested by the Chief Executive Officer or President of the Bank in connection with the integration of CB and First West Virginia, including transitioning client and customer relationships (the “Services”). During the Consulting Period, Executive shall provide the Services at such times and in such locations as shall be mutually agreed between the parties. Executive agrees to use best efforts to perform the Consulting Services in a professional and competent matter. Executive shall be available to render Services to the Bank for at least 20 hours per week during the Consulting Period. Executive shall not be required to devote all of Executive’s energies exclusively to providing the Services. Executive may engage in any other business activity during the same time period that he is providing Services under this Agreement, provided it does not violate Section 4 of this Agreement.

(c)    Remuneration.

(i)    Consulting Fee. In consideration for agreeing to provide the Services and for agreeing to the covenants set forth in Section 4, Executive shall receive (i) an amount in cash equal to $50,000, which shall be payable to Executive in equal monthly installments in arrears over the Consulting Period, and (ii) a lump sum cash payment of $106,000, which shall be payable within 10 business days following the completion of the Consulting Period, subject to Executive’s continued compliance with this Agreement through the date of such payment (collectively, the “Consulting Fees”).

(ii)    Expenses. The Bank shall reimburse Executive pursuant to the Bank’s reimbursement policies as in effect from time to time for senior executives for reasonable business expenses incurred by Executive in connection with the performance of the Services.

(iii)    No Benefits. Executive acknowledges and agrees that he shall not be entitled to participate in any benefit plans of CB, the Bank, or their respective affiliates, other than pursuant to his rights to continued health insurance under the Bank’s group health plan pursuant to applicable law.

(d)    Sole Consideration. Except as specifically provided in this Agreement, Executive shall be entitled to no compensation or benefits from the Bank or its affiliates with respect to the Services, including, without limitation, any bonus or equity awards or other long-term incentive awards, and shall not be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Bank or its affiliates.

(e)    Status as a Non-Employee. The Bank and Executive acknowledge and agree that, in performing the Services pursuant to this Agreement, Executive shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of the Bank or its affiliates. Executive acknowledges that he is and shall be solely responsible for the payment of all federal, state, and local taxes that are required by applicable laws or regulations to be paid with respect to his Consulting Fees.

(f)    Termination of Consulting Period. Upon termination of the Consulting Period for any reason, the Bank shall pay to Executive (or Executive’s beneficiary in the event of his death, and, unless Executive shall sign and deliver to the Bank a written change of beneficiary designation prior to his death, Executive’s beneficiary shall be his spouse, if she survives him,) any earned but unpaid Consulting Fees for Services rendered prior to the date of termination, and shall reimburse Executive for any business expenses incurred prior to such termination for which Executive would be entitled to reimbursement pursuant to Section 3(c)(ii).

Notwithstanding the foregoing, upon a termination of the Consulting Period by (1) the Bank without Cause (as defined below) or (2) due to Executive’s Disability (as defined below) or death (such termination events are referred to collectively as a “Qualifying Termination Event”), Executive (or Executive’s beneficiary) shall be entitled to a lump sum cash payment equal to the sum of the unpaid Consulting Fees that would have been earned by Executive had he continued to provide the Services during the period from the date of termination of the Consulting Period through the first anniversary of the Effective Time (the “Unpaid Consulting Fees”). The Unpaid Consulting Fees shall be paid to Executive within 10 business days of the date of termination. If the Consulting Period terminates for any reason other than due to a Qualifying Termination Event, the Unpaid Consulting Fees shall not be payable to Executive.

For purposes of this Agreement, (1) “Cause” shall mean a material breach by Executive of this Agreement, which breach remains uncured for ten (10) days after written notice from the Bank; and (2) “Disability” shall mean as defined under Treas. Reg. 1.409A-3(i)(4) or successor guidance, that Executive meets one of the following requirements: (1) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

Section 4.    Restrictive Covenants.

(a)    Noncompetition. For a period of twenty-four (24) months following the Effective Time (the “Restricted Period”), Executive shall not, without the prior written consent of the Bank,

either directly or indirectly in any capacity, including but not limited to, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, member, manager, officer, director, consultant, franchisee, franchiser, adviser, or co-worker, whether or not for compensation, enter into, conduct, participate or engage in a Competing Business (as defined below) within 25 miles of any location in which CB, the Bank, or any of their respective affiliates (including First West Virginia and Progressive Bank) has a branch or business or loan production office. For purposes of this Agreement, “Competing Business” shall mean any person, firm, corporation or other entity, in whatever form, that engaged or engages in the businesses in which CB, the Bank, First West Virginia, Progressive Bank, or their respective affiliates engage, including, but not limited to, the sale or servicing of banking and financial products and services, including business and consumer lending, asset-based financing, residential mortgage warehouse funding, factoring/accounts receivable management services, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services) and trade financing, sale of annuities, life and health insurance products, title insurance services, real estate investment trusts and investment advisory services; provided that it shall not be a violation of this provision for Executive to have a less than 2.5% ownership interest in any such institution or holding company as a passive investor. Notwithstanding anything herein to the contrary, the Executive is not prohibited from serving in legal capacity in his private practice of law to a Competing Business.

(b)    Nonsolicitation of Employees. During the Restricted Period, Executive shall not either directly or indirectly, induce or attempt to induce any employee or independent contractor of CB, the Bank or any of their respective affiliates to terminate his or her employment or engagement with CB, the Bank or any of their respective affiliates.

(c)    Nonsolicitation of Customers. During the Restricted Period, Executive shall not solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any client, customer or other business relation (whether current or prospective client, customer or business relation) of CB, First West Virginia, or their respective affiliates, (1) to terminate an existing business or commercial relationship with CB, First West Virginia, or such affiliates or (2) to reduce the amount of business that any client, customer or other business relation has customarily done or contemplates doing with CB, First West Virginia, or such affiliates, whether or not the relationship between CB, First West Virginia, or any such affiliate, client, customer, or other business relation was originally established, in whole or in part, through Executive’s efforts, or in any way interfere with the relationship between any such client, customer, or business relation, on the one hand, and CB, First West Virginia, or their respective affiliates, on the other hand. For purposes of this Section 4(c), a prospective client, customer or business relation means persons, firms, companies or corporations (including any subsidiaries, parents, franchisees, partners and/or joint ventures of the same) solicited by or on behalf of CB, First West Virginia or any of their respective affiliates, employees, directors or representatives within two years prior to the Effective Time or within the Consulting Term.

(d)    Confidential Information. Executive acknowledges that in the course of Executive’s employment with, service to and involvement with CB, First West Virginia, and their respective affiliates (including their predecessors and any successor entities), Executive has obtained or may obtain secret or confidential information, knowledge or data concerning CB’s, First West Virginia’s and their respective affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures and other nonpublic matters, or concerning those of third parties. Executive shall keep confidential and hold in a fiduciary capacity for the benefit of CB, First West Virginia and their respective affiliates all secret, non-public or confidential information, knowledge or data relating to CB, First West Virginia, or such affiliates, and their respective businesses, which Executive has obtained during Executive’s employment by First West Virginia or any of its affiliates or during the Consulting Period, and which has not become public information, knowledge or data (other than by acts of Executive or representatives of Executive in violation of this Agreement). Executive shall not, without the prior written consent of the Bank or as may otherwise be required by law, communicate or divulge any such information, knowledge or data to anyone other than authorized persons within the Bank or authorized designees.

(e)    Prior Notice Required. Executive hereby agrees that prior to accepting employment or any other service engagement with any other person or entity during the Restricted Period, Executive shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the President of the Bank. For purposes of this Agreement, the private practice of law by the Executive is not considered “accepting employment” and is exempt from this Section 4(e).

(f)    Cooperation. Executive shall: (1) furnish such information and assistance to CB, First West Virginia and their affiliates, as may reasonably be requested by CB with respect to any matter, project, initiative, or effort for which Executive is or was responsible or has relevant knowledge or has or had substantial involvement in while employed by First West Virginia and Progressive Bank; (2) cooperate with CB, First West Virginia and their affiliates during the course of all third-party proceedings arising out of the businesses of First West Virginia and Progressive Bank about which Executive has knowledge or information; and (3) if necessary or reasonably requested by the Bank, cooperate with CB, the Bank, and their affiliates in connection with a third-party valuation solely for tax purposes of Executive’s agreement or covenant to refrain from taking certain actions as provided for under this Agreement.

Section 5.    Acknowledgment. Executive agrees and acknowledges that: (1) this Agreement is ancillary to the Merger Agreement; (2) the provisions hereof are reasonable and necessary to protect the legitimate business interests of CB, the Bank, and their respective affiliates (including First West Virginia and Progressive Bank) from and after the Effective Time; (3) the breach of this Agreement by Executive will result in irreparable harm to CB, the Bank and such affiliates; and (4) Executive will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 4 or the Bank’s enforcement thereof.

Section 6.    Remedies. In the event of a breach or threatened breach by Executive of Section 4, Executive hereby consents and agrees that CB or the Bank shall be entitled to seek, in addition to other available remedies, specific performance, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief (including, without limitation, recoupment or clawback of any previously paid portion of the Non-Compete Payment and termination of the Bank’s obligation to pay any unpaid portion of the Consulting Fees). If any of the covenants set forth in Section 4 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby.

Section 7.    Miscellaneous.

(a)    Non-Assignability. This Agreement may not be assigned by Executive.

(b)    Binding on Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto.

(c)    Entire Agreement. This Agreement, the Release and the Merger Agreement contains the entire and complete agreement among the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties.

(d)    Governing Law and Venue. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws provisions.

(e)    Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Bank:

Community Bank

100 North Market Street

Carmichael, Pennsylvania 15320

Attention: Patrick G. O’Brien, President

If to Executive:    At the most recent address listed in the Bank’s records.

(f)    Severability. Any term or provision of this Agreement that is held to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

(g)    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.

(h)    Tax Withholding. The Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i)    280G Limit. Notwithstanding anything herein to the contrary, in no event shall any of the payments to be made, or provided, to Executive pursuant to this Agreement and other payments or benefits, if applicable, to be made, or provided, to Executive on or after the Effective Time (collectively referred to as the “Change in Control Benefits”) constitute, in the aggregate, a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). If the Change in Control Benefits result in a “parachute payment” under Section 280G of the Code, the Change in Control Benefits shall be reduced or clawed back to an amount, the value of which is $1.00 less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code.

(j)    409A. To the extent necessary to comply with Section 409A of the Code, Executive’s Services shall not be deemed to have been terminated unless and until Executive has a “Separation from Service” within the meaning of Section 409A of the Code and final regulations issued thereunder. If Executive is a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and final regulations issued thereunder and any payment under this Agreement is triggered due to Executive’s Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment that would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement. Notwithstanding anything herein to the contrary, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

(k)    Legal Fees. All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, if Executive is successful with respect to such dispute or question of interpretation pursuant to a legal judgment, arbitration or settlement. Such reimbursements shall be paid to Executive within two months after the dispute is settled or resolved in Executive’s favor.

(l)    Whistleblower. Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of CB or the Bank. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to CB or the Bank related to the possible securities law violation. This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

Section 8.    Effectiveness of Agreement. This Agreement shall be effective as of the

Effective Time. In the event the Merger Agreement is terminated by the parties thereto without the transactions contemplated thereby having been consummated, or in the event of Executive’s termination of employment with First West Virginia and Progressive Bank (for any reason or no reason) prior to the Effective Time, this Agreement shall be deemed null and void ab initio.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CB FINANCIAL SERVICES, INC.

By:	/s/ Patrick G. O’Brien
Name: Patrick G. O’Brien
Title: President

COMMUNITY BANK

By:	/s/ Patrick G. O’Brien
Name: Patrick G. O’Brien
Title: President

EXECUTIVE

/s/ William G. Petroplus
William G. Petroplus

EXHIBIT A

RELEASE

Pursuant to Section 2(c) of the Retention and Consulting Agreement between CB Financial Services, Inc. (“CB”), Community Bank (the “Bank”) and William G. Petroplus (“Executive”) (herein after, the “Agreement”), as a condition to receiving the payments referenced in Section 2 of the Agreement (collectively, the “Payment”), Executive has agreed to execute this Release in accordance with the terms and conditions below. Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

In consideration of the receipt of the Payment under Section 2 of the Agreement, Executive, Executive’s heirs, executors, administrators, successors and assigns, hereby fully, finally and forever release and discharge CB, the Bank, as well as their predecessors (which includes First West Virginia and Progressive Bank), successors and assigns, and all of their respective parent, subsidiary, related and affiliated companies, as well as their successors and predecessors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Release as the “Parties”), of and from all claims, charges, demands, actions, causes of action, complaints, suits, controversies, proceedings, promises, agreements, liabilities, debts, obligations, judgments, rights, fees, damages, losses, and expenses, of any and every nature whatsoever, in law or in equity, known or unknown, suspected or unsuspected (collectively, “Claims”), as a result of: (i) actions or omissions occurring through the execution date of this Release; or (ii) any agreement, arrangement or promise between Executive and any Party. Specifically included in this waiver and release are, among other things, any and all Claims related to alleged employment discrimination, either as a result of the separation of Executive’s employment or otherwise, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, any other federal, state or local statute, rule, ordinance, or regulation, as well as any Claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by the Parties. The foregoing list is intended to be illustrative rather than inclusive. Executive waives the rights and Claims to the extent set forth above, and Executive also agrees not to institute, or have instituted, a lawsuit against the Parties based on any such waived Claims or rights.

In consideration of the execution of this Release by the Executive, CB, the Bank, as well as their predecessors (which includes First West Virginia and Progressive Bank), successors and assigns, and all of their respective parent, subsidiary, related and affiliated companies, as well as their successors and predecessors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees do hereby fully, finally and forever release and discharge the Executive, Executive’s heirs, executors, administrators, successors and assigns, of and from all claims, charges, demands, actions, causes of action, complaints, suits, controversies, proceedings, promises, agreements, liabilities, debts, obligations, judgments, rights, fees, damages, losses, and expenses, of any and every nature whatsoever, in law or in equity, known or unknown, suspected or unsuspected (collectively, “Bank Claims”), as a result of: (i) actions or omissions occurring through the execution date of this Release; or (ii) any agreement, arrangement or promise between Executive and any Party, provided, however, that nothing in this Release is intended to waive the Bank’s right to bring a claim against Executive related to any breach of the Agreement (including Section 4 thereof).

Nothing in this Release, however, shall be construed to prohibit Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or comparable state or local agency. Notwithstanding the foregoing, Executive waives his right to recover monetary or other damages as a result of any charge or lawsuit filed by Executive or by anyone else on Executive’s behalf, including a class or collective action, whether or not Executive is named in such proceeding.

Further, nothing in this Release is intended to waive Executive’s entitlement to: (i) any earned but unpaid compensation or benefits from the Bank or any affiliate of the Bank; (ii) any payment under the Agreement; (iii) vested or accrued benefits under any tax-qualified employee benefit plan sponsored by Progressive Bank; (iv) Executive’s right to elect health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at Executive’s expense (if Executive is eligible for COBRA coverage); and (v) indemnification and directors’ and officers’ insurance coverage applicable to the fullest extent permitted under applicable law and as provided in the Bank’s or CB’s articles of incorporation, bylaws, any directors’ and officers’ liability insurance policy or the Merger Agreement, as applicable. Moreover, this Release does not waive Claims that Executive could make, if available, for unemployment or workers’ compensation.

Finally, this Release does not limit Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) without approval of CB or the Bank. Executive further understands that this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to CB or the Bank, related to the possible securities law violation. This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

Executive affirms that the only consideration for Executive signing this Release is that set forth in Section 2 of the Agreement, that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this Release, and that Executive fully understands the meaning and intent of this Release, including but not limited to, its final and binding effect.

Executive acknowledges that he has carefully read and reviewed this Release and has been advised to seek the advice of an attorney, or other counsel, and he has had an opportunity to consult with and receive counsel from an attorney concerning the terms of this Release.

Executive understands and is satisfied with the terms and contents of this Release and voluntarily has signed his name to the same as a free act and deed. Executive agrees that this

Release shall be binding upon Executive and his agents, attorneys, personal representatives, heirs, and assigns. Executive acknowledges that he has been given a period of at least forty-five (45) days from date of receipt within which to consider and sign this Release. To the extent Executive has executed this Release less than 45 days after its delivery to Executive, Executive hereby acknowledges that Executive’s decision to execute this Agreement prior to the expiration of such 45-day period was entirely voluntary. Executive further acknowledges that a list of the ages and job titles of the employees within the decisional unit who were and were not selected for termination is attached hereto as Appendix A. By signing below Executive acknowledges that Executive received a copy of this list.

Executive acknowledges that he will be given seven (7) days from the date Executive signs this Release to change his mind and revoke the Release (the “Revocation Period”). If Executive does not revoke this Release within seven (7) days of Executive’s signing, this Release will become final and binding on the day following such Revocation Period.

In the event that any one or more of the provisions of this Release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Release shall not in any way be affected or impaired thereby. This Release shall inure to the benefit of and be binding upon CB, the Bank, their affiliates, any successor organization that shall succeed CB or the Bank by merger, acquisition or consolidation or operation of law and their assigns. This Release shall be binding upon the Executive and his assigns, heirs and legal representatives. This Release shall be governed by the law of the Commonwealth of Pennsylvania without reference to its choice of law rules.

Any notice to revoke this Release will be deemed properly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid to Community Bank at its principal business office, to the attention of Patrick G. O’Brien, President. The principal business office is located at 100 North Market Street, Carmichaels, Pennsylvania 15320.

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By executing this Release, Executive acknowledges that Executive has had the opportunity to consult with an attorney of Executive’s choice; that Executive has carefully reviewed and considered this Release; that Executive understands the terms of this Release; and that Executive voluntarily agrees to them.

EXECUTIVE

Date:
(On or after Executive’s last day of employment)

CB FINANCIAL SERVICES, INC.

By:
Title:
Date:

COMMUNITY BANK

By:
Title:
Date:

APPENDIX A

REQUIRED SEPARATION PROGRAM INFORMATION

1.    The decisional unit consists of those employees who were employed by Progressive Bank, N.A., Wheeling, West Virginia as of             .

2.    Executive is being offered the opportunity to sign and accept this Release, which contains consideration to which they were not otherwise entitled in exchange for the execution and non-revocation of the Release.

3.    Executive must sign the Release within 45 days of receiving the Release in order to accept it, and they have seven (7) days after signing the Release to revoke it.

4.    The following is a list of the ages and job titles of the employees within the decisional unit who were and were not selected for termination and the offer of consideration in exchange for signing the Release.

Job Title	Age	Selected	Not Selected